Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Mobilicom Limited

Level 7, 90 Collins Street

Melbourne, Victoria, 3000

Australia

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 23, 2022, relating to the consolidated financial statements of Mobilicom Limited, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ziv haft
Tel-Aviv, Israel	Ziv haft
May 12, 2022	Certified Public Accountants (Isr.)
BDO Member Firm

Tel Aviv	Jerusalem	Haifa	Beer Sheva	Bnei Brak	Kiryat Shmona	Petah Tikva	Modiin Ilit	Nazrat Ilit
03-6386868	02-6546200	04-8680600	077-7784100	073-7145300	077-5054906	077-7784180	08-9744111	04-6555888

Main office: Beit Amot BDO, 48 Menachem Begin Road, Tel Aviv, 6618001 Email: bdo@bdo,co.il Website: www.bdo.co.il

BDO Israel, an Israeli partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms. BDO is the brand name for the BDO network and for each of the BDO Member Firm